Exhibit 99.1

Filed by Archipelago Holdings, Inc. Pursuant to

Rule 425 under the Securities Act of 1933 and

deemed filed pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934

Subject Companies:

Archipelago Holdings, Inc.

(Commission File No. 001-32274)

The New York Stock Exchange, Inc.

IMPORTANT MERGER INFORMATION

In connection with the proposed merger of Archipelago and the NYSE, the parties intend to file relevant materials with the Securities Exchange Commission (“SEC”), including a joint proxy statement/prospectus regarding the proposed transaction. Such documents, however, are not currently available. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Archipelago and the NYSE without charge, at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. Copies of the joint proxy statement/prospectus can also be obtained, without charge, once they are filed with the SEC, by directing a request to Archipelago, Attention: Investor Relations, at 100 S. Wacker Drive, Suite 1800, Chicago, Illinois 60606 or calling (888) 514-7284.

Archipelago, NYSE and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Archipelago shareholders in respect of the proposed transaction. Information regarding Archipelago’s directors and executive officers is available in Archipelago’s proxy statement for its 2005 annual meeting of stockholders, dated March 31, 2005.  Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.  This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

CORPORATE PARTICIPANTS

John A. Thain

New York Stock Exchange - CEO

Jerry Putnam

Archipelago Holdings, Inc. - CEO

Amy S. Butte

New York Stock Exchange - EVP and CFO

Nelson Chai

Archipelago Holdings - CFO

CONFERENCE CALL PARTICIPANTS

Charlotte Chamberlain

Jaffrey - Analyst

Roger Freeman

Lehman Brothers - Analyst

William Tennona

JP Morgan - Analyst

Dye Nelkowski

Merrill Lynch - Analyst

Justin Hughes

Philadelphia Financial - Analyst

James Allman

Seacliss - Analyst

Greg LaPetit

Saranac Capital - Analyst

Michelle Dragonette

Credit Suisse First Boston - Analyst

PRESENTATION

Unidentified Speaker

Good afternoon. Before we begin our call to discuss today’s announcement we would like to remind you that our comments may contain “forward-looking statements” which are based on management’s existing expectations and the current economic and business environment. These statements are not a guarantee of future events which may differ materially from those expressed or implied in the “forward-looking statements.” “Forward-looking statements” are inherently subject to risk and uncertainties including but not limited to general economic and business conditions, industry trends, competitive conditions, regulatory developments as well as other risks or factors identified in our filings with the SEC. Please refer to our SEC filings for a full discussion of these risk factors. We will not be updating any “forward-looking statements” to reflect back or circumstances after this call.

At this time, I would like to turn the call over to John Thain of the New York Stock Exchange.

John A. Thain  - New York Stock Exchange - CEO

Thank you and good afternoon for everyone on the call. I’m very excited to announce the transaction today and I think it provides the best - and combines the best features of the New York Stock Exchange and our auction model with Archipelago’s leading technology and I think it will make a very, very strong combination in the future.

We believe that our organization will have an entrepreneurial team. We will definitely have a disciplined approach to costs and allocation of capital and we will foster a culture of efficiency and innovation.

When I look to the marketplace in the world today, I think the combination will create a global competitor that can compete with any of the other exchanges in the world that have a multi product platform with a leading position in the listed market and the over-the-counter market in the ETF space and so I think - when we talk about what is the reason why we’re doing this transaction the first is creating a truly global competitor that can compete with anyone in the world.

The second is growth. There are great growth opportunities for us with our combined businesses. We believe that derivatives, corporate bonds and other new products offer growth opportunity. We also think there’s a great opportunity in creating a new listings market to compete with NASDAQ stocks.

Today, the New York Stock Exchange and the companies that are qualified to list on the exchange gets about 90 percent of our two lists here but if a company doesn’t qualify to list on the New York Stock Exchange they have no option except to go to NASDAQ. We will create a competitor to NASDAQ and we believe that the combination of our efforts will be a very strong competitor building a second listings business listing on Arca.

We also think there’s opportunities for growth in the market data products and there are a number of areas where our combined efforts can create really truly unique and innovative market products.

We also are creating a completely independent regulatory function. Our regulatory functions will be housed in a non-public not for profit entity. The Board of that regulatory entity will be a completely independent Board. It will include some Board members who are not affiliated with the exchange and I think that that structure will be the model for the marketplace going forward of having regulation close to the marketplace which we believe is quite important to really understanding the market but independent enough that it can be protected from any potential conflicts with the day to day business.

We are also a very much combined entity focused on customer service and customer choice. A lot of what we will offer gives customers a choice in terms of trading venue, trading form as well as products and we’re also going to be very focused as a public company on shareholder values.

One of the drivers of shareholder value will be growth. The other driver shareholder value will be expense savings and we believe that there are substantial savings opportunities. Something like $100 million in the 2005/2006 timeframe with an incremental $100 million in cost savings in 2007.

The transaction itself is from the New York Stock Exchange point of view will be a stock for membership exchange for the Archipelago shareholders for stock exchange. The combined entity - the new holding company NYSE group will consist of 70 percent of the equity will be held by the previous NYSE seat holders and 30 percent will be held by the current Archipelago shareholders.

The form of the exchange in the near sections members will swap their seat in their membership interest for a combination of cash and stock of the new holding company. We will use about $400 million in cash to do that. All of the rights of members will be included in that exchange which means that the holding company will hold the right to transact or to represent customers on the floor of the exchange. That licensing right will be an incremental source of revenue to the new holding company.

As I said, the Archipelago shareholders receive stock in the transaction in the new company. This is subject to approval of the SEC in particular and will also have to go through Hart-Scott and many policies subject to approval of the Archipelago shareholders and the New York Stock Exchange seat holders. We are hopeful that this transaction can close either in the fourth quarter of 2005 or in the first quarter of 2006.

Add the financial side. One of the great things out of this transaction is we get a very strong management team. We intend to integrate the management team. Jerry will become one of the co-president’s and chief operating officer’s of the exchange. He will join Bob Britz and Cathy Kinney and myself in an office with a chairman. I will be the CEO of the holding company. Nelson Chai will become the CFO of the combined entity. He has as I am sure you know because you cover them is already the CFO of Archipelago.

Amy Butte who is currently the CFO of the New York Stock Exchange will lead our strategy and product development effort and as you can imagine Amy and Nelson spent many, many hours getting these transactions put together and so we thank them for both of their efforts in pushing this forward.

We will maintain our technology structure so that Roger Burkhardt will remain the Chief Technology Officer on the exchange side and Steve Rubenaught will maintain is role on the architect side and Mike McCormack will remain as the President of ArcaEx.

We will have co-general counsels will Kevin O’Hara joining Rich Bernard in the general counsel’s office and then of course the regulatory piece which again is separate and not for profit and non-public will continue to be run by Rick Ketchum our Chief Regulatory Officer.

Just in terms of what’s the stock exchange accomplishing by doing this? First, we are finding new ways to grow. Up until this transaction we are primarily a single product entity with an 80 plus percent market share. I do not think that we are going to grow our market share very much in New York with just stocks and so we really needed new ways to grow and this gives us access to Archipelago’s high-speed low-cost platform where they already one of the leaders in the EPF space. We see great opportunities for growth in the exchange rated fund.

We also are very excited about the opportunities that they’ve created in the options space. I think that the ability to trade options and cash on the same platform is quite interesting and attractive offering to our customers and the ability to trade fixed-income will also be attractive and we have a slide later on to show you but I think the diversification of our revenue bases and our combination will be quite good. As I mentioned before, we also think there’s a great opportunity to grow in the listing space.

I also think that the Archipelago management team has been very entrepreneurial. They’ve created Archipelago in a relatively short period of time. They are very innovative. I think they will help spur innovation at the New York Stock Exchange and then lastly there’s no question that this combination will be truly a competitor in the U.S. marketplace and the world marketplace and I think that for the New York Stock Exchange and Archipelago combined to maintain the leadership that the United States has always had in their financial markets is one of the very, very big pluses here. With that, I will turn it over to Jerry who you’re much more accustomed to hearing from who’s obviously the Chairman and CEO of Archipelago. Jerry.

Jerry Putnam  - Archipelago Holdings, Inc. - CEO

Thank you John. Thanks everyone for joining. I believe - or most of you probably have seen that we released our earnings this afternoon and in the interests of John’s time and to really get at questions about this deal we’re going to hold an earnings call tomorrow. So the typical call that we would have at noon Eastern time, it will give you a chance to digest those financials and get questions together and also allow to accomplish what we’d like to do here so I’d like to hold those earnings questions until tomorrow.

Slide - I’m starting with Archipelago’s goals slide. Our goals have not changed from what we’ve stated when we went public in August. We are - looked through our acquisition PCX you noticed I’ve completed yet diversify our revenue stream by adding to the product lines.

We also as the options bid comes online we can create new products from combining side-by-side trading options and (inaudible). As you know we’ve talked about building a listings business. We’ve spent two years - and you’re familiar with our Arca vision product. Our listings group this certainly is a giant step forward in developing that business.

We’ve also focused and have been quite successful recently in particular in building listing trading share and also the EPF business which you’re all familiar with. It continues to run on very strongly.

We believe in order for us to be successful we were going to have to build a strong brand. We’ve invested heavily in that brand and I think that this merger certainly gets us far, far, far along beyond anything that we’ve failed to do on our own.

Our extended role in the road show is to become a (inaudible). We can complete and close this deal - I think you can check that one off the list and finally we promised to deliver significant shareholder value and we have the potential to do that here.

Flip onto the next slide. I believe that this deal has benefit for all constituents. A stronger and broader platform benefits the trading community. We talked about the multi product single platform offering that we have been working on which gives us a great chance to expand on that. In the market data area certainly if - when this merger is completed we will have the richest data offerings available.

We’ve extended trading hours. That could be leveraged here along with the NYSE was looking to extend hours on its own. We’re enhancing market quality in providing choices for listed companies. The plan is for companies that are eligible to list on the New York Stock Exchange to list there, but those that are not will have a new choice to list on ArcaEx and certainly the combination with the New York Stock Exchange brings all that listing brand and marketing to that effort.

The deal creates incremental value for both Arca shareholders and NYSE shareholders. The revenue growth story is the biggest - I think part of that is what we can do in market data.

On the expense side NYSE is moving from a not-for-profit to a for-profit entity and I believe that gives us a lot of room for upside upon the expense side. You know that familiar story from ArcaEx is that we have been extremely efficient. We know how to run an efficient business. We believe that same for $100 million and expect it for ‘05/’06 an incremental hundred - in ‘07 is achievable.

John’s spoken about the importance of an independent SRO. When we did our deal with the Pacific Exchange you know that we spoke about that and we operate under that model today.

Finally, the New York Stock Exchange with an entrepreneurial team an innovative team an ample platform who’s expanding into new products is going to benefit this business as well as U.S. and global investors.

I’ll flip onto the next slide. I believe and when we looked at doing this deal and have been working on it over the last few months that combining the features of the New York Stock Exchange Auction Market and our electronic trading functionality creates the best of breed.

We’ll create a platform for new products. The New York Stock Exchange will maintain its floor auction system roll out the high brand. ArcaEx trading all U.S. securities will provide another choice for investors who choose to trade remotely and electronically.

The SRO as we’ve talked about will remain independent in the structure and with that I’m going to turn it over to Amy.

Amy S. Butte  - New York Stock Exchange - EVP and CFO

As you can see from this slide we believe and as John and Jerry have talked about we believe the new New York Stock Exchange will be a global competitor. When we looked at the competitive landscape we noticed a few things. We noticed our competitors are getting larger. They’re more diverse and they’re often public with very powerful currencies.

We also noted that the market for our customers is a global market. We believe the combined entity as noted here with 2004 pro forma net revenues of $1.4 billion will have the resources to invest and will be positioned to compete on this global basis.

On the next slide the new entity will be diversified across its revenue streams. On a pro forma basis based on 2004 results transaction revenues will represent 30 percent of the combined entity, listing fees 22 percent, data processing fees 15.6 percent, market data fees about the same and regulatory fees another 15 percent. As a note, data processing fees represent those fees - (inaudible) collect from non-Europe stock exchange customers.

On the next slide it really highlights the point of growth that their revenue opportunities means value and choice for all our customers and constituencies. With an enhanced listing platform offers a new venue for smaller cap firms and expanded opportunities for our international listings. The rollout of new products really positions us to create a market for the future. The new market data offerings is the greatest out place as Jerry noted to really leverage the data of both markets and the innovation and technology that the Archipelago team really offers and then finally we believe the expanded market hours in our core business increases our overlap not just with what we do currently but with European and Asian markets. With that, I’m going to turn it over to Nelson.

Nelson Chai  - Archipelago Holdings - CFO

Thank you Amy. I’m on page 16 and what I’d like to share is just take a quick look a the snapshot of the pro forma company. As you see here from our 2004 results the Archipelago and New York Stock Exchange combination brings a large company with a large net revenue base as well as a significant opportunity on the expense side as you can see. It’s important to note for the Archipelago investors that the net revenue numbers does not include the liquidity payments so as you’re tying back to the $541 million net revenue you need to add that back in.

You can see if you turn to page 17, profits that both companies continue to make in the first quarter and as Jerry mentioned earlier we will have a separate analysts call tomorrow at 11:00 Central, 12:00 Eastern but importantly here you can see the progress that New York has made in terms of enhancing their financial performance in the first quarter.

It’s important to not the increase in the margin improvement. It’s almost double on the operating margin percentage and importantly their operating income in the first quarter was just half of where they were last year so you can see a lot of the profits that John talked to earlier has already begun here at the New York Stock Exchange.

Amy S. Butte  - New York Stock Exchange - EVP and CFO

As a note, the New York Stock Exchange also released its first quarter earnings this afternoon and we also plan to hold a call tomorrow afternoon immediately following the Archipelago call. But as Nelson said we’re starting to make progress. This past year was really about investing in our infrastructure. Investing in our strategy and investing in our market and we’re starting to see the dividends pay off with that and we believe it will begin to be an expanded operating margin.

As you can see here the New York Stock Exchange currently - on a 2004 basis generated just 3.4 percent of operating margin versus Archipelago’s 22.1. To compete on a global basis we believe we have more room to grow and with that I’m going to turn it over to Nelson to talk about that cost saving opportunities.

Nelson Chai  - Archipelago Holdings - CFO

Through this process we worked hard jointly in order to develop an opportunity to really, really go after some synergies here. John mentioned earlier that in 2005 and 2006 we’ve identified $100 million of cost opportunities and an incremental $100 million in 2007. Many of those changes are going to take place in the pre-closing period and some will take place after we close. But again, there’s strict focus here on trying to drive efficiency and productivity in the joint pro forma company.

The expense reductions will come in a lot of areas including headcount, hiring freezes, making sure that we’re as efficient as we can be on the marketing promotion side. Making sure our systems are the most efficient as well as trying to consolidate some of the occupancy we have within joint companies.

On page 20 as you all know, Archipelago does not provide guidance to the industry and we will continue to not too. However, as we think about kind of financial matrix’s and how we want you to think about the business.

From a revenue side we clearly believe we’ll be able to grow transaction revenue growth 15 percent a year and what that means is not just the shares traded, the revenue as well as also real time data. We firmly believe that.

From an operating margin perspective we are already in the 20s and as Amy showed there is plenty of room for improvement and we believe that we are going to be targeting a mid-20 type operating margin in the combined company in 2007 and finally in net income - everybody here on the phone knows our formula here. We really, really try to go after leverage. Our whole business is about leveraging structures. We do that by making sure we operate efficiently. We really, really focus on operating leverage and from everybody here who’s been involved with us since our road show you understand - we understand that leverage point. Now with that I’ll turn it over to John to finish us up here.

John A. Thain  - New York Stock Exchange - CEO

I’ll just wrap up in terms of next steps. We have to put together a joint proxy statement that will go our members and to the Archipelago shareholders. The transactions are subject to approval of both the shareholders of Archipelago and members of the New York Stock Exchange. We also have to put together an SEC filing and a Hart-Rodino filing. Those - the SEC filing is likely to be the item that takes the longest period of time. We have upon approval of the various different regulators and our members and the shareholders the transaction quoted with the exchange of shares of Archipelago for intra shares of the new holding company and the NYSE group and exchange of members interest for cash and shares of NYSE group and in closing we are hopeful can take place in the fourth quarter of this year or the first quarter of next year.

With that then open up for questions.

QUESTION AND ANSWER

Operator

Ladies and gentlemen at this time we will conduct a question and answer session. If you would like to ask a question, please key star followed by one on your touch-tone telephone. If your question has been answered and you wish to withdraw your registration please key star followed by two. Please hold one moment while we compile a list of questions.

Our your first question comes from the line of Charlotte Chamberlain from Jaffrey. Please go ahead.

Charlotte Chamberlain  - Jaffrey - Analyst

Good afternoon. Hi.

Nelson Chai  - Archipelago Holdings - CFO

Hi Charlotte.

Charlotte Chamberlain  - Jaffrey - Analyst

Hi guys. Congratulations. This is a hugely, hugely positive move fro everyone. I was wondering if you could go over Nelson and Amy’s - some of the accounting here. Usually this is a purchase accounting of Arca buying the New York Stock Exchange and I was wondering how you arrived at the 30 percent 70 percent breakdown? I mean - we just actually got the slides down and they’re really, really small so I can’t see the footnotes. But Arca has $60 million in net income. You guy had 24 - but the numbers on the slide look a little different. Arca has roughly half the net worth of the New York Stock Exchange so the 30/70 seems a little lopsided and I was wondering if you could go over a little bit more in terms of (1) the accounting for it and (2) how you got to that ratio?

Nelson Chai  - Archipelago Holdings - CFO

Well Charlotte I think its first important not to just focus on the accounting but the investment side of it and I think you and I have spoken in the past and you have to separate the investment decisions from the financing accounting decisions. When we spend a fair amount of time working jointly John had mentioned that Amy and I had been working on this for a number of months now. We didn’t - we’ve only shown you the numbers that we’ve reported. As you know, we don’t give you the forward-looking projections and we worked in terms of coming up with numbers that both John and Jerry were comfortable in terms of operating assumptions and then based on those operating assumptions we certain the contribution analysis were - its comes to a equitable and fair split. It’s important for you to know Charlotte that’s both forward - engaged bankers to due fairness so as (inaudible) was representing the New York Stock Exchange, (inaudible) was representing Archipelago they did their independent work as well and came to a similar conclusion. So I think from our perspective we feel like it is the equitable split based on a lot of work that was done on the projections.

In terms of the purchase accounting as you know, the purchase accounting actually takes a number - a period of time to get completed. We certainly have a very, very good head start. A lot of it comes from - the attorneys comes up with a corporate structure then we hand it off and we are still working and Amy and I will - you know our job doesn’t stop right now. I think the two of us are going to be spending more time together and continuing to work through all the purchase accounting of it.

Just from a technical standpoint we are not buying the New York Stock Exchange and giving up 70 percent of our business. I think John explained it earlier. Both companies will be merged into New York Stock Exchange holding.

Charlotte Chamberlain  - Jaffrey - Analyst

So is it a pooling?

Nelson Chai  - Archipelago Holdings - CFO

It is not a pooling.

Charlotte Chamberlain  - Jaffrey - Analyst

Is it a purchase accounting transaction?

Nelson Chai  - Archipelago Holdings - CFO

It is a purchase accounting transaction but - I’m sorry you had made the comment earlier that we were buying them but giving them 70 percent. That is not the structure.

Amy S. Butte  - New York Stock Exchange - EVP and CFO

It is the purchase of New York of Archipelago?

Charlotte Chamberlain  - Jaffrey - Analyst

Okay the NYSE is buying Arca? Okay thank you.

Nelson Chai  - Archipelago Holdings - CFO

Sure.

Operator

And your next question comes from the line of Roger Freeman from Lehman Brothers. Please go ahead sir.

Roger Freeman  - Lehman Brothers - Analyst

Hi good afternoon. I guess just along the lines of how you got a) the company. What kind of assumptions did you make about future market shares especially in light of (inaudible). How did you factor that into what kind of market share you may have been able to get enlisted and so forth?

Nelson Chai  - Archipelago Holdings - CFO

Roger we’re not going to share the specific (inaudible) but I can tell you that in terms of the pro forma combined market share we did not assume any incremental market share than what we’re doing today. We do believe that there might be incremental growth in the overall market especially if New York continues to hybrid and as we continue to trade side by side with our electronic platform. John mentioned earlier we’re going to give customers a choice. We believe that will drive incremental volume within the listed marketplace.

Roger Freeman  - Lehman Brothers - Analyst

Okay. Can you tell us and how are you going to figure out the exchange rates? I mean what are you valuing the whole company? I guess the only number we have right now is the $400 million in cash.

Nelson Chai  - Archipelago Holdings - CFO

Actually - an interesting enterprise. We have a publicly traded cash and the reality is that its going to be a portion in terms of - I sitting as a member of the New York Stock Exchange in terms of what portion I’m getting for my shares right? John mentioned earlier the fact that they are going to distribute $400 million in cash out which is approximately $300,000 per seat member. They’re going to take that combination versus their pro rata sharing in the 70/30 equity split and that will be the determination. So our stock is a little bit of a marker for the overall deal.

Roger Freeman  - Lehman Brothers - Analyst

Okay and I guess another question. The technology integration. I’m not sure I understood this correctly. Is the hybrid system going to exist side by side with Archipelago or Arca actually become that?

John A. Thain  - New York Stock Exchange - CEO

No the - this is John Thain. It’s actually been quite a long time since I had the opportunity to talk to an analyst. With the exception of Amy. The strategy here is that we will keep the market places separate and so we will keep the technology separate. We continue to - we have continued to operate the floor and Arca’s technology and Arca’s market model can’t integrate really with the floor in the way that a hybrid does and so we will continue to trade New York listed stocks here. Arca will continue to trade New York stocks as well. From our perspective that’s fine. That’s a marketplace and just gives customer a choice and then I think the real advantage is our ability to trade the new products on Arca’s platform.

Roger Freeman  - Lehman Brothers - Analyst

So essentially you could end up having two automated quotes then on listed shares?

John A. Thain  - New York Stock Exchange - CEO

(inaudible) was added just today. Even today about - our share volume trades electronically and so Arca’s electronic model and our electronic model codes mix.

Roger Freeman  - Lehman Brothers - Analyst

Okay so there won’t be significant technology integration charges then?

John A. Thain  - New York Stock Exchange - CEO

Correct.

Roger Freeman  - Lehman Brothers - Analyst

Alright thank you.

Nelson Chai  - Archipelago Holdings - CFO

Sure thanks Rog.

Operator

Your next question comes from the line of William Tennona (ph) from JP Morgan. Please go ahead sir.

Nelson Chai  - Archipelago Holdings - CFO

Hi Bill.

William Tennona  - JP Morgan - Analyst

Hey good morning guys. I had a quick question for you. A couple of quick ones. I guess the relationship between NYSE and Archipelago Exchange has always been somewhat contentious. How are you going to convince investors that you guys are going to be able to work together going forward?

Jerry Putnam  - Archipelago Holdings, Inc. - CEO

It is not contentious. It’s competitive if you think about it. I mean we start up in 1997 with zero market share and there two big competitors. Of course we’ve worked to get (inaudible) ourselves from those competitors to build our own market share. It is competition so I don’t - I understand the value of putting these two businesses together. John understands it. That’s what we’re focused on. We will no longer be competitors in that space but working together. So the power combining the two - the opportunities to where cost cutting, new products is what I was looking at when I called John in January and we started talking about doing this.

William Tennona  - JP Morgan - Analyst

So you don’t image that they’ll be any difficulty in terms of merging the different cultures between the two firms?

Jerry Putnam  - Archipelago Holdings, Inc. - CEO

Of course there’s different cultures of the two firms. The idea of doing this to bring the best of both of them together and we’re - on the Arca side I mean we’re a unique company. And as it goes everyone has a view towards building shareholder value. Making it a great business and that’s where we’ll do it takes, but there’s a lot of opportunity here.

William Tennona  - JP Morgan - Analyst

Okay I agree with you. And John in terms of - it doesn’t sound like the other members have approved this yet. When do you plan on going through this whole approval process and have you actually presented this to some of the members already to kind of get the feel of whether or not this will be something that they would be willing accept?

John A. Thain  - New York Stock Exchange - CEO

Well the member approval process is actually quite similar to the shareholder approval process so we have to create a proxy statement that’s basically the same as you use with public shareholders. We have to call a member meeting - just like when you have a shareholder meeting and then you have to get a vote. So we have not for obvious - because Archipelago is a public company we really have not been able to canvas our members because it would be impossible to keep it quite if we’d done that. So that is something we will start now. I actually have scheduled a members town hall meeting tomorrow.

William Tennona  - JP Morgan - Analyst

Okay, and then in terms of the costs as I know you guys outlined about $100 million. Now is that figure kind of in addition to what you might achieve with the closing of the Pacific Exchange or is that in combination with what you would achieve after the closing of the Pacific Stock Exchange?

Nelson Chai  - Archipelago Holdings - CFO

Bill it’s almost all between Archipelago today as well as what’s in New York. So it’s a combination of both.

Amy S. Butte  - New York Stock Exchange - EVP and CFO

And as many people know we have been focused on opportunity to increase our revenues as well as increase efficiencies and a lot of these items are part of our plan for 2005 and 2006.

William Tennona  - JP Morgan - Analyst

Okay and then lastly in terms of the split should we be thinking of this in terms of a 70/30 split pre the giving out of cash or is that after the $400 million then the equity left is going to be 70/30 NYSE Archipelago?

Nelson Chai  - Archipelago Holdings - CFO

Yes that’s right. It’s going to be 70/30 and NYSE Archipelago after.

William Tennona  - JP Morgan - Analyst

Okay great thanks guys.

Nelson Chai  - Archipelago Holdings - CFO

Thanks Bill.

John A. Thain  - New York Stock Exchange - CEO

You know what? Actually Jerry and I need to go because we’re suppose to be on TV and so why we don’t we leave Nelson here to answer more questions and we’ll go see what the TV coverage have to say. Thank you all. I look forward to getting to know you all.

Operator

And your next question comes from the line of Dye Nelkowski from Merrill Lynch.

John A. Thain  - New York Stock Exchange - CEO

Oh Dye you’re the only one I do know.

Dye Nelkowski  - Merrill Lynch - Analyst

I guess you have to go John.

John A. Thain  - New York Stock Exchange - CEO

That’s true. Ask quick.

Dye Nelkowski  - Merrill Lynch - Analyst

Here’s the question I had and it has to do with the cultural issues and the town hall meeting actually that you’re going to have. How are you going to pitch this to the members in such a way that you can reassure them that this isn’t just the beginning of essentially a shut down of the open out cry specialist based system?

John A. Thain  - New York Stock Exchange - CEO

Well two things about that. (1) first remember that about two-thirds of the seats are owned by people who don’t actually work on the floor and so I think that they will view this attractive economically. Second of all, I have continued to emphasize the fact that the floor has real value. We trade 2,760 stocks, listed company stocks and the top couple hundred of those stocks trade pretty well electronically. I mean most of the time, but the next 2,400 of those stocks really do benefit from having human intervention, human judgment and really balancing out very short-term supply demand imbalances and we use this statistic but it’s really true. When we move stocks from NASDAQ to the New York Stock Exchange and we’ve moved about 50 of them over a two year period, the intraday volatility of those stocks falls by 50 percent and that’s because there maximum liquid stocks and the floor really does add value. So I think that the floor will continue to add value. Our basic attitude about this is. We’re going to give customers a choice. They can trade electronically on Arca. They can trade electronically on the exchange or they can give their orders to the floor and we’ll let the market decide where they want to trade.

Dye Nelkowski  - Merrill Lynch - Analyst

Okay that’s fair. Thanks very much.

John A. Thain  - New York Stock Exchange - CEO

Okay we’ll see you.

Operator

And your next question comes from the line of Justin Hughes from Philadelphia Financial. Please go ahead sir.

Nelson Chai  - Archipelago Holdings - CFO

Justin how are you?

Justin Hughes  - Philadelphia Financial - Analyst

Good. Just a question on the increase in your Arca shareholders here are taking a lot of dilution about 70 percent dilution obviously getting a very strategic partner in doing that. On the Pecos deal you promised us that it would be earnings accretive within 12 months. Can you make the same promise here?

Nelson Chai  - Archipelago Holdings - CFO

Yes we believe it will be. I mean Amy mentioned earlier they are committed and they are starting to plan in order to start driving the cost savings pretty close. The numbers that John put up there are numbers that we say we’re going to go get - going to go get $100 million within the next two years and they (inaudible) it will be pre-closing so yes we believe that in the first 12 months its going to be accretive to Arca shareholders.

Justin Hughes  - Philadelphia Financial - Analyst

Okay thank you.

Jerry Putnam  - Archipelago Holdings, Inc. - CEO

We decided it’s divide and conquer. It’s Jerry. I’m back.

Operator

Please hold one moment while we compile a list of questions. And your next question comes from the line of James Allman from Seacliss. Please go ahead sir.

James Allman  - Seacliss - Analyst

Hello. Good afternoon. Thanks for taking my question. First question would be. Just in terms of the accretion to Archipelago shareholders can you give us an idea of the magnitude? Is this accretion simply the $100 million in the first year multiplied maybe by the 30 percent of it going to bank shareholders or is there more than that that you would assume in the first year?

Nelson Chai  - Archipelago Holdings - CFO

You know what - as you know we actually don’t give that kind of guidance. You obviously understand the accretion of the Archipelago shareholders, a number of different factors including whatever market multiples are implied in addition to some of things that we control here. What I would tell you is that our board and as well as the New York Stock Exchange Board studied this very carefully and this is not something that we spend a little bit of time on and both were comfortable at the level of accretion. I can tell you from the level of our standpoint we feel like its a compelling transaction to do and there looking forward to get going.

James Allman  - Seacliss - Analyst

Alright just quickly. In terms of the seat holders the NYSE, how quickly will they be able to sell their new stock of the new company or will they be locked up for a certain period of time?

Nelson Chai  - Archipelago Holdings - CFO

They probably will.

Amy S. Butte  - New York Stock Exchange - EVP and CFO

We’re still determining any sign of lock up provisions that would be related to the transfer of their membership or the stock and as we get more information we’ll communicate that to you and especially for our members.

James Allman  - Seacliss - Analyst

And does this immediately change the economics or the specialist on the floor in terms of capital they have to have or amount they have to have invested in the exchange?

Amy S. Butte  - New York Stock Exchange - EVP and CFO

This has no impact on the economics of the specialists.

James Allman  - Seacliss - Analyst

Thank you very much.

Operator

And your next question comes from the line of Greg LaPetit of Saranac Capital. Please go ahead sir.

Greg LaPetit  - Saranac Capital - Analyst

Hi. You’ve answered my questions. Just to make it clear there’s no merging of liquidity pooled in anyway or a sequential process there?

Jerry Putnam  - Archipelago Holdings, Inc. - CEO

No. Obviously we trade OTC stocks today. We trade ETS. We trade NYSE and AMEX listed stocks. We’ll continue to trade those. New York will obviously continue with it’s trading - but in the hybrid mode the NYSE listed stocks. So that’s the way it is. We’re going to offer people choice and so there will be no - there’s no planned mergers, liquidity pools, NYSE listed stocks.

Greg LaPetit  - Saranac Capital - Analyst

You’re permitting the option for to close - you’re naturally trying to put on the weight of the floor or anything of that sort?

Jerry Putnam  - Archipelago Holdings, Inc. - CEO

Just as they run today. I mean that’s the plan. Now obviously, we’re very responsive to customer demand and if that were to change in some way that we saw was beneficial to the training community we would obviously respond to that but as it stands now the plan is to leave them - trade separately and the NYSE stocks trade on the Chicago Stock Exchange, Boston, Philadelphia, and also in the NASDAQ world. So that won’t change. We don’t see any reason to change it.

Nelson Chai  - Archipelago Holdings - CFO

The margin will determine what happens to the floor guidance. There’s demand for that product.

Jerry Putnam  - Archipelago Holdings, Inc. - CEO

Today there is a customer vote every day that goes about 80 percent to the floor and a growing percent of stocks but a small percentage compared to the floor.

Greg LaPetit  - Saranac Capital - Analyst

Thanks.

Operator

And your final question comes from the line of Michelle Dragonette from Credit Suisse First Boston. Please go ahead.

Michelle Dragonette  - Credit Suisse First Boston - Analyst

Hi. Thank you. So just trying to clarify a question. As I came into the call a little bit late. As it stands now the specialists on the floor will not have access to the other products that are trade right now? Those continue to do trades simply the NYSE stocks?

Amy S. Butte  - New York Stock Exchange - EVP and CFO

The specialist will continue to trade. The New York Stock Exchange will list it stocks. They will continue to have the resources that we have to bear in terms of improved technology and other services that we offer to the floor. As part of this transaction we are looking for new opportunities for growth and that includes new products for people to trade on the floor as well as new revenue streams for the organization as a whole. So those are definitely some of the things that we’re looking at in the future.

Michelle Dragonette  - Credit Suisse First Boston - Analyst

So there’s a possibility but no definitive plans as it stands nows?

Amy S. Butte  - New York Stock Exchange - EVP and CFO

Correct.

Nelson Chai  - Archipelago Holdings - CFO

Michelle also we have and we’ve been talking about this for the last year internally and publicly for the last six months is we are adding market maker functionality to our system to enhance it and its pure electronic market making but as we add that opportunities for specialists if you will in securities that we trade will be made available as we rollout that functionality and get commission approval to do so.

Michelle Dragonette  - Credit Suisse First Boston - Analyst

Okay and just fill in on a recent question about if this will automatically give any capital requirement relief for specialist economics and you say no. Is there any update on the NLA requirements or?

Amy S. Butte  - New York Stock Exchange - EVP and CFO

That would be a decision for Rich Ketchum and the regulatory functions and as John noted the regulatory function will be separate FRO and not-for-profit entity. So this transaction is completely separate decision related to NLA and specialists economics.

Michelle Dragonette  - Credit Suisse First Boston - Analyst

Okay and then just clarifying. So specialists don’t have access to the Arca flows?

Nelson Chai  - Archipelago Holdings - CFO

The specialist today do have access to Arca’s listed trading through the ITS system and through private connectivity. So there’s linkage that developed through the public linkage and also private linkage. So there are specialist who trade against or with flow - not against but with flow that comes in our system not in the sense of the way you think it - the way they do it on the New York Stock Exchange floor today but if we have liquidity in our system the specialist can either take it through ITS or take it through a private linkage and some do.

Michelle Dragonette  - Credit Suisse First Boston - Analyst

Okay thank you.

Operator

Ladies and gentlemen I turn it back to you for closing remarks.

Nelson Chai  - Archipelago Holdings - CFO

Just thanks everyone for joining. We’re excited about having our call tomorrow. I am extremely excited about this combination. We worked on it long and hard and I just see terrific upside for us at the NYSE. So thanks again for coming and I’ll talk to you guys tomorrow.

Operator

Ladies and gentlemen this concludes your conference call for today. We thank you for your participation. You may now disconnect. Have a good day.

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